UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2011

CHRYSLER GROUP LLC

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

000-54282	27-0187394
(Commission File Number)	(IRS Employer Identification No.)

1000 Chrysler Drive, Auburn Hills, Michigan	48326
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (248) 512-2950

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.	Changes in Control of Registrant.

On July 21, 2011, Fiat North America LLC, a wholly-owned subsidiary of Fiat S.p.A. (collectively, “Fiat”), acquired beneficial ownership of the membership interests in Chrysler Group LLC (the “Company”) held by the U.S. Department of the Treasury (“U.S. Treasury”) and the Canadian government’s special purpose entity, the Canada Development Investment Corporation (“Canadian government”). Fiat acquired 98,461 Class A membership interests in the Company from the U.S. Treasury, representing approximately 6 percent of the fully-diluted ownership interest in the Company for cash consideration of $500 million. Pursuant to a separate agreement, Fiat paid $125 million to acquire 24,615 Class A membership interests in the Company from the Canadian government, representing approximately 1.5% of the fully-diluted ownership interest.

Pursuant to these self-funded transactions, Fiat became the owner of a majority of the membership interests in the Company. Fiat now holds 55.3% of the Company’s outstanding equity, or 53.5% on a fully-diluted basis, taking into account the occurrence of the third and final Class B Event described in the LLC Operating Agreement which is expected to occur by the end of 2011. The remaining equity in the Company is owned by the UAW Retiree Medical Benefits Trust, a voluntary employees’ beneficiary association trust (the “VEBA”).

Fiat also agreed to acquire the U.S. Treasury’s rights under the Equity Recapture Agreement between the U.S. Treasury and the VEBA for $75 million, of which $15 million was paid to the Canadian government pursuant to a separate arrangement between the Canadian government and the U.S. Treasury.

Following the acquisition of an additional 16% fully-diluted ownership interest in the Company on May 24, 2011 Fiat had the right to appoint a fourth member of the Company’s Board of Directors. Fiat advised the Company on June 8, 2011 that it was not exercising its right to appoint an additional director, but reserved the right to do so at any time. Upon acquisition of a majority of the Company’s outstanding equity interests, Fiat has the right to appoint a majority of the Company’s Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2011

CHRYSLER GROUP LLC
(Registrant)

/s/ Richard K. Palmer
Richard K. Palmer
Senior Vice President and Chief Financial Officer